April 25, 2023 2023 ANNUAL MEETING OF SHAREHOLDERS Exhibit 99.3

UMB Celebrates 110 Years of Service

History of Stability | ourstories.umb.com 3 For 110 years, we’ve done what’s right, not what’s popular. We row close to shore to weather all economic cycles. Our business model is consistent and strong – and successfully serves our customers.

Strong to Serve 4 Positioned for a changing environment Strong asset – liability oversight and proactive balance sheet management Well-diversified deposit base with no material concentrations in any one specific business sector Multiple lines of business Varied customer segments Diverse geographies Conservative loan-to-deposit ratio High-quality bond portfolio Ample sources of liquidity Strong regulatory capital ratios -- well above regulatory thresholds Excellent asset quality, with time-tested underwriting standards

A Focus on Relationships 5 We’ve built our bank on deep and meaningful relationships with clients We have entrenched long-term deposit customers using multiple UMB products and services Half of our depositors have been with UMB for more than 10 years, with many 25 years or more UMB has consistently been a sought-after partner, especially in uncertain times, given our longstanding track record of having a business model that withstands all economic cycles Our focus on relationships extends inward to our associates The average tenure at UMB is 8.48 years, nearly twice the industry average We have associates with 30, 40 and even 50 years of service Our leadership team and executive decisions-makers have worked together for decades

The Beginnings of a First-Class Institution 6 “Our steady purpose shall be to do all the various and legitimate kinds of business of a FIRST-CLASS BANK…” Rufus Crosby Valley Falls Bank of Deposit 1879

110 years from now, doing the right thing will still be the right thing to do.

8 Corporate Citizenship Report 8 Read our 2022 Corporate Citizenship & ESG Report at UMB.com/ESGreport

2023 Annual Meeting of Shareholders Business Meeting

Business Meeting Agenda 10 Introduction of the Board of Directors Independent Registered Public Accounting Firm Appointment of Inspectors of Election Presentation of List of Shareholders as of Record Date Report of Quorum Opening of the Polls and Review of Proposals Election of Directors Advisory Vote on Executive Compensation Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation Ratification of Appointment of KPMG as Independent Registered Public Accounting Firm Closing of Polls and Preliminary Results

Board of Directors AC = Audit Committee; CC = Compensation Committee; GC = Governance Committee; RC = Risk Committee 11

Proposals PROPOSAL #1—Election of Directors The Governance Committee has recommended, and the Board has nominated, the slate of 12 director nominees identified on the previous slide for election to the Board for terms ending at the 2024 annual meeting of shareholders. PROPOSAL #2—Advisory Vote (non-binding) on the Compensation Paid to our Named Executive Officers (“Say-on-Pay”) A non-binding advisory vote to approve the compensation paid to our NEOs, as described in the “Compensation Discussion and Analysis” provisions of the Proxy Statement. Although the vote is advisory in nature, the Compensation and Governance Committees will consider the outcome of this vote when making future decisions regarding executive compensation. 12

Proposals PROPOSAL #3—Advisory Vote (non-binding) on the Frequency of Future Advisory Votes on the Compensation Paid to our Named Executive Officers At least once every six years we are required to submit for shareholder vote a non-binding resolution to determine whether the required periodic advisory shareholder vote on executive compensation should occur every one, two, or three years. PROPOSAL #4—Ratification of the Engagement of KPMG LLP as UMB’S Independent Registered Public Accounting Firm for 2023 13

Questions & Answers 2023 Annual Meeting of Shareholders